Exhibit 10.2

2018 Executive Performance Agreement - Section 16 Officer

Pursuant to the Cerner Corporation 2018 Performance Compensation Plan, effective as of January 1, 2018 (the "2018 CPP")

Plan Metrics

Your annual Target Bonus Level (TBL) is $«Total_TBL».

Your Performance Metric Payout will be based on attainment of the following Performance Metric:

Weighting	Performance Metric	Timing Code	PF Applies	Scope
100%	Earnings per Share	Y	Yes	Corporate

Your Performance Metric Payout will be calculated based on the Attainment % of Performance Metric set forth in the table below.

Attainment % of
Performance Metric	Payout %
103%	140%
102%	120%
100% (target)	100%
98%	75%
97%	50%
<97%	0%

The calculated Performance Metric Payout may also be increased or reduced as described herein or as otherwise provided in the 2018 CPP; provided, however, in no event may your total Performance Metric Payout for the year be more than 200% of your annual TBL.

Payout Adjustment - Based on Performance Factor (PF)

You will receive a quarterly and an annual PF rating determined by your direct manager, which rating may affect your calculated Performance Metric Payout as set forth below.

At the discretion of the Compensation Committee or management, your Performance Metric Payout for any quarter or for the year may be decreased or, at the discretion of the Compensation Committee, increased in either case pursuant to your PF rating or otherwise; provided, however, in no event may your calculated Performance Metric Payout for the full year exceed 200% of your annual TBL.

Payment Terms, Schedule and Criteria

Terms

Payment for Y Timing Code Metrics

Payment for cumulative YTD metrics (Y Timing Code) will be calculated quarterly based on approved quarterly targets that build cumulatively to a full-year target. If you are in an eligible role for a full calendar year, for each of the first three quarters of the year, you will be eligible to be paid 15% of your annual TBL opportunity based on these metrics and at year-end, 55% of your annual TBL opportunity will be calculated based on the full-year targets. If you are in an eligible role for less than a full calendar year, your dollars available for any quarter or the year will be proportionately reduced.

Timing Code definitions of specific payment timing are located in the 2018 CPP Glossary (effective January 1, 2018) located on uCERN.

Changes to your TBL, based on any compensation adjustments, will be reflected in payment calculations on a pro-rata basis for the appropriate quarters. As a Section 16 Officer, your first quarter performance-based compensation opportunity is based on (i) your TBL approved last year and (ii) the approved 2018 CPP quarterly metrics. Your second and third quarter and year-end performance-based compensation opportunity is based on (i) your new TBL approved this year and (ii) the approved 2018 CPP quarterly and year-end 2018 CPP metrics, both as established by the Compensation Committee at the end of the first quarter (usually in March). In its sole discretion, the Compensation Committee may elect to change your TBL or 2018 CPP metrics after being initially established or any other time.

Corrections to prior period payments may be made and applied to current period payments earned to ensure accurate incentive payments.

Timing

Payment of earned TBL will be made approximately sixty (60) days after the end of a quarter in which such payment is earned.

Criteria

1.
In order to be eligible for any payments under this Agreement, Cerner must have received your signed Cerner Associate Employment Agreement, which governs the terms and conditions of your employment with Cerner.

2.
Participation under this Agreement begins as of the beginning of the first full quarter of employment in, or assignment to, an eligible role under the 2018 CPP. If you are newly eligible to participate under this Agreement, you will satisfy the "full quarter" requirement as long as you are actively working within the first sixteen (16) working days of the quarter.

3.
Payments under the 2018 CPP for any one quarter or the year will be forfeited if you fail to complete performance reviews/self-appraisals as required by Cerner's Human Resources group. Any balance of the payout that could have been attained is forfeited and will not be paid in subsequent quarters.

4.	Exceptions to the above items will be considered and determined by the Plan Administrator(s), in its sole discretion.

Other Considerations

1.
Termination of Eligibility: Your eligibility under the 2018 CPP will be terminated immediately in the event of termination of employment with Cerner Corporation or any of its subsidiaries ("Cerner"), for any reason (voluntarily or involuntarily), or transfer to a non-Cerner Performance Plan (CPP) eligible role. Payments are earned only for completed periods (quarters, semi-annual, or annual metrics); i.e., if employment with Cerner is terminated or if participation in the 2018 CPP is otherwise terminated at any time before the completion of a period, no incentive will be earned or paid for that period. You will be entitled to payment for the earned CPP incentive only if you are employed in your CPP-eligible role on the last day of the fiscal period. The 2018 fiscal year calendar can be found in Exhibit III of the 2018 CPP Glossary (effective January 1, 2018) available on uCERN.

2.	Leave of Absence: If you are not actively at work for more than six weeks of any quarter, your Performance Metric Payout will be reduced as set forth in the CPP Leave Policy (located on uCERN).

3.
Repayments to Cerner: In the event your employment is terminated, for any reason (voluntarily or involuntarily), and you owe money to Cerner, for any reason, or you are required to return incentive payments, Cerner may deduct the amounts owed from all accounts due to you, such as salary, advances, vacation pay, expense reimbursements, incentive payments, and other Cerner monies owed to you. To the extent such amounts are not setoff, you will remain liable for any remaining balance. Cerner reserves the right to collect any outstanding balance through legal means if necessary.

4.	Incentive Payment Recovery; Clawback:

a.
In the Event of a Restatement. If Cerner implements a Mandatory Restatement (as defined in Section 9 of the 2018 CPP), which restatement relates in whole or in part to the 2018 fiscal year or prior years while you were eligible for CPP, some or all of any amounts paid as an incentive payment earned by you under this Agreement and related to such restated period(s) shall be recoverable and, as determined appropriate by Cerner's Board of Directors, must be repaid within ninety (90) days of such restatement(s) or such other period as determined by the Board of Directors. The amount which must be repaid, if any as determined by the Board of Directors, will be up to the amount by which the compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement, in each case determined by the Plan Administrator. Any amount required to be repaid may be repaid directly by you, setoff against future amounts owed to you by Cerner under this Agreement (if such amounts will be earned and paid within the ninety (90) day payment period) or any other amount owed to you by Cerner, as permitted by applicable law, or paid as otherwise agreed in writing between you and Cerner. Cerner will not be required to award additional CPP payments should the restated financial statements result in a higher CPP payout.

b.
In the Event of Fraud or Misconduct. Additionally, if Cerner implements a Mandatory Restatement, which restatement relates in whole or in part to the 2018 fiscal year or prior years while you were eligible for CPP, all amounts paid as an incentive payment earned by you under this Agreement and related to such restated period(s) shall be fully recoverable if it is determined by Cerner's Board of Directors that you engaged in fraud or misconduct that caused or partially caused the need for the restatement and must be repaid within ninety (90) days of such restatement(s) or such other period as determined by the Board of Directors. Any amount required to be repaid may be repaid directly by you, setoff against future amounts owed to you by Cerner under this Agreement (if such amounts will be earned and paid within the ninety (90) day payment period) or any other amount owed to you by Cerner, as permitted by applicable law, or paid as otherwise agreed in writing between you and Cerner.

c.
Dodd-Frank Clawback. Additionally, any amounts paid under the 2018 CPP and this Agreement may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") that will require Cerner to recover certain amounts of incentive compensation paid to certain executive officers if Cerner is required to prepare an accounting restatement due to the material noncompliance of Cerner with any financial reporting requirements under any applicable securities laws. By participating in the 2018 CPP and whether or not any compensation is ultimately paid hereunder, you agree and consent to any forfeiture or required recovery or reimbursement obligations of Cerner with respect to any compensation paid to you that is forfeitable or recoverable by Cerner pursuant to Dodd-Frank and in accordance with any Cerner policies and procedures adopted by the Compensation Committee in order to comply with Dodd Frank, even if such policies or procedures are adopted in the future.

5.
Modifications to this Agreement: The Plan Administrator reserves the right, in its sole discretion, to interpret and modify this Agreement: (a) during the performance period to coincide with changing corporate objectives, and (b) during or after the performance period to: (i) avoid windfall payments unintentionally derived from the 2018 CPP design that may result from the highly variable nature of many Client Agreement(s) or market conditions and/or (ii) adjust payments or terminate this Agreement when an Associate’s performance has been documented by management to be unacceptable. Such modifications will occur only under the authority of the Plan Administrator(s), in its sole discretion. Any component of this Agreement may be adjusted to ensure that you receive adequate, yet reasonable, compensation.

Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in the 2018 CPP Glossary (effective January 1, 2018).